Exhibit 99.25

Contract No.: Chinalco Wai Bao Zi 2009-00 [            ]

GUARANTEE CONTRACT

THIS GUARANTEE CONTRACT (Contract No.: Chinalco Wai Bao Zi 2009-00 [            ]), dated as of March 27, 2009 (this “Contract”), by and among the following parties:

(1)                                  Guarantor: Aluminum Corporation of China (hereinafter referred to as the “Guarantor”)

Address: 62 North Xizhimen Street, Beijing

Post Code: 100082

Legal Representative: Weiping Xiong

Bank:  Guanganmen Office, Xuanwu Subbranch, Beijing Branch, Industrial and Commercial Bank of China

Account No.: 0200001919003201871

Telephone: (010) 82298359

Fax: (010) 82298954

(2)                                  Lenders (hereinafter referred to collectively as the “Lenders”):

China Development Bank Limited

Address: No. 29, Fu Cheng Men Wai Street, Xicheng District, Beijing, China

Post Code: 100037

Legal Representative: Chen Yuan

Telephone: +86-10-66492152

Fax: +86-10-66413956

The Export-Import Bank of China

Address: No.30, Fu Xing Men Nei Street, Xicheng District, Beijing, China

Post Code: 100031

Legal Representative: Li Ruogu

Telephone: +86-10-66058085

Fax: +86-10-66060636

Agricultural Bank of China Limited

Address: No. 69, Jian Guo Men Nei Avenue, Dongcheng District, Beijing, China

Post Code: 100005

Legal Representative: Xiang Junbo

Telephone: +86-10-85106600

Fax: +86-10-85106661

Bank of China Limited

Address: 1 Fu Xing Men Nei Street, Beijing, China

Post Code: 100818

Legal Representative: Xiao Gang

Telephone: +86-10-66596688

Fax: +86-10-66593777

WHEREAS:

The Lenders and [•] (the “Borrower”) entered into a Facility Agreement (Agreement No.: Chinalco Car Project Wai Rong Zi 2009-00 [ • ]) on March 27, 2009 (the “Facility Agreement”), pursuant to which the Lenders will grant to the Borrower a loan facility in a principal amount of US$[•] (the “Loan”).

The Guarantor agrees to provide a joint and several liability guarantee with respect to the obligations of the Borrower under the Facility Agreement (the “Obligations”).

The Lenders and the Borrower hereby agree as follows through consultation:

Unless otherwise defined herein, the definitions (of the terms) hereunder shall be the same as set forth in the Facility Agreement.

CHAPTER 1

MASTER CONTRACT AND TYPE, SCOPE AND TERM OF GUARANTEE

Article 1                The master contract for this Contract (the “Master Contract”) is the Facility Agreement, i.e., the Facility Agreement with Agreement No.: Chinalco Car Project Wai Rong Zi 2009-00 [ • ].

The Guarantor agrees to provide a joint and several liability guarantee with respect to the obligations of the Borrower under the Facility Agreement in accordance with the terms and conditions of this Contract. The principal claim hereunder shall be the principal amount of [•]US Dollars (US$[•]) borrowed by the Borrower under the Facility Agreement with a loan term of fifteen (15) years.

Article 2                The scope of guarantee of the Guarantor hereunder shall be as follows (the “Guaranteed Debts”):

The principal and interest (including the agreed interest and default interest) to be repaid and paid by the Borrower to the Lenders under the Facility Agreement, the expenses in connection with the realization of the creditor’s rights (including, without limitation, litigation expenses and enforcement expenses, etc.) and any other reasonable sum payable by the Borrower to the Lenders under the Facility Agreement.

Article 3                In the event of any failure by the Borrower to pay any Obligation due and payable under the Facility Agreement when due (including, without limitation, any reasonable amount payable by the Borrower upon declaration by the Lenders of the Loan to be due prior to maturity under the Facility Agreement), the Guarantor shall unconditionally pay such guaranteed Obligation as required by the Lenders within fifteen (15) “Business Days” from the date of receiving a written payment notice from the Lenders.

“Business Day” means a day (other than Saturday, Sunday or any public holiday as required by law) on which banks are open for general business in Beijing, the People’s

Republic of China.

Article 4                The Guarantor hereby unconditionally and irrevocably authorizes the Lenders to, if the Guarantor fails to pay any sum hereunder when due as required by the Lenders, deduct and transfer such sum directly from any account opened with the Lenders or any branch thereof without the prior consent of the Guarantor; provided, however, that the Lenders shall promptly notify the Guarantor in writing to ensure that the Guarantor is aware of the deduction and transfer set forth above, and release the Guarantor from the relevant guarantee liability after such deduction and transfer.

Article 5                The term of guarantee hereunder shall be two (2) years from the date on which the term for the performance of the obligations under the Facility Agreement has expired.

In the event of any declaration by the Lenders of the obligations to be due prior to maturity in accordance with any law or regulation or the Master Contract, the term of guarantee shall end two (2) years after the date on which the time limit for the performance of the obligations as notified by the Lenders to the Borrower has expired.

CHAPTER 2

NATURE AND EFFECT OF THE GUARANTEE

Article 6                The guarantee hereunder shall be a continuing guarantee and shall be in full force and effect until the Guaranteed Debts have been fully repaid. The validity of this Contract shall not be affected by the liquidation, merger, division, restructuring, bankruptcy or any other organizational change of the Guarantor or any other person, or any other arrangement relating to the Borrower’s obligations.

Article 7                The guarantee hereunder shall be independent from any other guarantee obtained by the Lenders for the Guaranteed Debts. The Lenders shall not be required to exercise any other guarantee held by it or take any other remedy prior to its exercise of the rights hereunder.

CHAPTER 3

REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR

Article 8     The Guarantor represents and warrants to the Lenders as follows:

(i)                                     It is an enterprise as legal person duly established and validly existing in accordance with law with an independent legal person status. It has full capacity and right to enter into this Contract and perform the obligations hereunder.

(ii)                                It has been conducting business activities in accordance with law, and has not engaged in any activity beyond its scope of business as registered with the relevant administration of industry and commerce.

(iii)                             It has carefully read and fully understands and accepts the content of the Facility Agreement and this Contract, and it has voluntarily agreed to execute and perform this Contract and all of its expressions of intent are true.

(iv)                            It has obtained all approvals from government authorities necessary for it to execute this Contract. The execution of this Contract by the Guarantor has been authorized by all requisite corporate actions.  This Contract is duly executed by its legal representative or an authorized signatory.

(v)                               Its execution of this Contract and performance of its obligations hereunder do not contravene:

(1)           its articles of association;

(2)           any other agreement entered into by it; or

(3)           any law or regulation applicable to it.

(vi)                            This Contract is legal and valid, and constitutes legal, valid and legally binding obligations of the Guarantor.

(vii)                         It is in good financial condition, and has the ability to provide the guarantee for the Guaranteed Debts. Its financial condition has not been materially adversely affected by any arbitration, litigation or administrative proceeding that it is aware of.

(viii)                      The Guarantor shall provide its audited financial statements to the Lenders every year in a timely manner. The financial statements provided by the Guarantor have been prepared in accordance with the accounting regulations promulgated by the Ministry of Finance, and truly and accurately reflect the financial conditions of the Guarantor for the period stated in such financial statements. There has not been any material deterioration in the financial condition of the Guarantor since the date of the most recent financial statements.

(ix)                              All documents, materials, statements and certificates provided by it to the Lenders are accurate, true, complete and valid, and those documents provided in the form of duplicate copies are consistent with the original copies.

Article 9     The representations and warranties of the Guarantor set forth above shall remain true and accurate at any time during the effective term of this Contract in light of the facts and circumstances subsisting at that time, and the Guarantor warrants that it will provide any further documents from time to time as required by the Lenders.

CHAPTER 4

COVENANTS OF THE GUARANTOR

Article 10     The Guarantor shall comply with all laws and regulations relating to this Contract, and strictly perform and comply with the responsibilities and obligations hereunder.

Article 11     The Guarantor shall obtain and complete all approvals or registration procedures necessary for this Contract to remain legal and valid, and handle all other necessary matters. In the event that the time limit for the performance of the guarantee by the Guarantor needs to be extended as agreed by the Guarantor and the Lenders, the Guarantor shall obtain the approval of such extension by the relevant State foreign exchange administration prior to the agreed effectiveness date of such extension.

Article 12     The Guarantor shall promptly notify the Lenders of the following events:

(i)                                   the occurrence of any Event of Default; and

(ii)                                any material litigation, arbitration or administrative proceeding involving the Guarantor.

For the purposes of this Article and this Contract, “material litigation” means any litigation, arbitration or administrative proceeding with a subject-matter amount more than RMB500,000,000.

Article 13     Prior to the full repayment of any Guaranteed Debt under the Facility Agreement, the Guarantor shall not engage in any of the following actions without the prior written consent of the Lenders:

(i)                                   any change in its operation mode or ownership structure, such as merger, division, joint stock restructuring, or any reduction of its registered capital; provided that if the Guarantor has made reasonable arrangements for the performance of its responsibilities and obligations with respect to the guarantee hereunder, the Lenders shall not unreasonably withhold its written consent;

(ii)                                any change or amendment to the Articles of Association of the Guarantor which would have a material effect on the ability of the Guarantor to perform the guarantee hereunder;

(iii)                             any sale or transfer of its entire equity interest in the Borrower, or any sale of any part of its equity interest in the Borrower which would give rise to any loss of direct or indirect control of the Borrower.

Article 14     In the event of any material amendment in its registration with the relevant administration of industry and commerce, the Guarantor shall notify the Lenders as soon as practicable and deliver copies of the relevant registration documents to the Lenders.

Article 15     Without the prior written consent of the Guarantor, the Lenders and the Borrower shall not agree to amend any material provision of the Facility Agreement (such as lender, borrower, term of loan, amount of loan, currency, interest rate and governing law, etc.) which may give rise to any change in the guarantee obligations. If the Guarantor agrees to such amendment, it shall, in accordance with the relevant laws and regulations, apply to the relevant State foreign exchange administration for approval of such change to the Guarantee Contract for purposes of making such amendment and change to become effective.

Article 16     Without the prior written consent of the Borrower and the Guarantor, the Lenders shall not assign the creditor’s rights guaranteed by this Contract to any third party other than the initial lenders. Otherwise, the Guarantor shall not be liable to such third party for the guarantee. If the Guarantor agrees to such assignment and to continue to provide the guarantee therefor, it shall, in accordance with the relevant laws and regulations, apply to the relevant State foreign exchange administration for approval of the amendment in this Contract to give effect thereto.

CHAPTER 5

EVENTS OF DEFAULT

Article 17     Upon the effectiveness of this Contract, the Guarantor and the Lenders shall fully perform their obligations herein. In the event of any failure by any party to perform any obligation as provided herein in whole or in part, it shall bear the relevant liability for such breach, and indemnify the other party for any losses arising therefrom.

Article 18     Each of the following events or circumstances shall constitute an Event of Default of the Guarantor under this Contract:

(i)                                   Any representation or warranty made by the Guarantor under this Contract proves to be incorrect, untrue or misleading in any material respect which would cause losses to the Lenders, and such breach is not cured within twenty (20) Business Days of the Lenders giving the Guarantor notice of such breach;

(ii)                                The Guarantor suspends or stops its business operation or is subject to bankruptcy, liquidation, closedown or any other similar procedure, or any petition for bankruptcy or liquidation is filed against it, or it has been ordered to suspend or stop its business activities by competent authorities;

(iii)                             The occurrence of any material litigation, arbitration or administrative proceeding which would have a material adverse effect on the Guarantor’s ability to perform its guarantee obligations hereunder;

(iv)                            Any breach by the Guarantor of any of its material obligations hereunder, or the occurrence of any other event that would have a material adverse effect on the Lenders’ rights hereunder.

Article 19     Upon the occurrence of any Event of Default set forth above, subject to the “Certain Funds” (Article 14) and “Clean-up Period” (Article 16) provisions of the Facility Agreement, the Lenders shall be entitled to take one or more of the following actions:

(i)                                   declare the utilized Loan to be immediately due, and require the Borrower to immediately repay the principal and interest of the Loan and other sums payable;

(ii)                                declare to exercise or realize any right of the Lenders under this Contract.

CHAPTER 6

EXPENSES AND INDEMNIFICATION

Article 20     All reasonable expenses incurred in connection with the execution of this Contract, handling necessary registration, filing or notorization procedures, and enforcement of this Contract, shall be borne by the Guarantor.

Article 21     Upon request of the Lenders, the Guarantor shall indemnify the Lenders for and against the following expenses and losses:

(i)                                   all reasonable expenses incurred by the Lenders in connection with the realization of the security interest hereunder (including litigation expenses and enforcement expenses, etc.); and

(ii)           any other reasonable sum payable by the Guarantor to the Lenders hereunder.

Article 22     If the Guarantor fails to pay any reasonable sum hereunder when due as required by the Lenders, the Lenders shall have the right to deduct and transfer such sum directly from any account opened by the Guarantor with the Lenders or any branch thereof at any time without the prior consent of the Guarantor; provided, however, that it shall promptly notify the Guarantor.

CHAPTER 7

EFFECTIVENESS OF THE CONTRACT

Article 23     This Contract shall come into effect on the date on which it has been executed by the legal representative or the authorized signatory of each of the Guarantor and the Lenders with affixation of company chops or contract chops and the relevant State foreign exchange administration has approved the guarantee hereunder.

CHAPTER 8

GOVERNING LAW AND DISPUTE RESOLUTION

Article 24     This Contract shall be governed by, and construed in accordance with, the laws of the People’s Republic of China.

Article 25     The parties hereto undertake to use their best reasonable efforts to resolve any dispute or controversy arising out of the performance of this Contract or in connection with this Contract during the performance hereof (a “Dispute”) through consultation in good faith and mutual understanding, provided that the aforesaid obligation shall not prejudice the exercise of any right or remedy of either party hereto by any such party in respect of any such Dispute.

If no settlement can be reached through such consultation, each party shall have the right to submit such Dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules in effect at the time of such submission. The arbitral award shall be final and binding upon the parties. The arbitration shall take place in Beijing.

CHAPTER 9

MISCELLANEOUS

Article 26     The Guarantor shall not assign or otherwise dispose of all or any of its responsibilities and obligations hereunder without the consent of the Lenders.

Article 27     The Guarantor shall pay any sum payable by it in full hereunder without any claim for set-off or conditions.

Article 28     Any tolerance, extension, privilege or delay granted by the Lenders to the Guarantor in connection with the performance of the obligations hereunder shall not affect, jeopardize or restrict any right of the Lenders in accordance with this Contract, laws and regulations, and it shall neither be deemed to be a waiver by the Lenders of their rights and interests hereunder nor affect the responsibilities and obligations borne by the Guarantor hereunder.

Article 29     Any amendment or supplement to this Contract shall be made in writing by the parties, and shall form an integral part of this Contract. No amendment or supplement to any material provision of this Contract shall become effective until the Guarantor has obtained the approval by the relevant State foreign exchange administration of such amendment or supplement. The “material provision” set forth above shall mean Articles 1 to 7, Articles 15 to 19, and Articles 23 to 25 of this Contract.

Article 30     All notices and requests of the parties hereto related to this Contract shall be given or made in writing and shall be delivered to the address of the relevant party as stated at the beginning of this Contract.  Each party shall promptly notify to the other party of any change to its address.

Any correspondences between the parties, if delivered by courier, shall be deemed to have been received at the time of actual delivery; if delivered by registered letter, shall be deemed to have been received three (3) days after being dispatched; if delivered by telex or facsimile, shall be deemed to have been received at the time of receipt of the confirmation signals at sender’s terminal.

CHAPTER 10       GENERAL PROVISIONS

Article 31     This Contract is made in five (5) originals and six (6) counterparts with equal legal validity; the Lenders and the Guarantor each shall keep one original and one counterpart, and one counterpart shall be submitted to the relevant State foreign exchange administration of for approval.

Article 32     This Contract is made in Chinese. Notwithstanding any version in any other language, in the event of any inconsistency or conflict between such other version and the Chinese version, the Chinese version shall prevail.

[SIGNATURE PAGE]

Guarantor:

Aluminum Corporation of China (Chop)

Legal Representative or Authorized Signatory (Signature):

[SIGNATURE PAGE]

Lenders:

China Development Bank Limited (Chop)

Legal Representative or Authorized Signatory (Signature):

[SIGNATURE PAGE]

The Export-Import Bank of China (Chop)

Legal Representative or Authorized Signatory (Signature):

[SIGNATURE PAGE]

Agricultural Bank of China Limited (Chop)

Legal Representative or Authorized Signatory (Signature):

[SIGNATURE PAGE]

Bank of China Limited (Chop)

Legal Representative or Authorized Signatory (Signature):